                                                                   EXHIBIT 10.21


Summary of the Management Bonus Program for McDATA Corporation

All of our executive officers and many of our other senior employees are eligible for a bonus based upon achievement of specified annual or quarterly objectives. There is no formal agreement with respect to this program and objectives for bonuses are set annually by the board of directors. Currently the bonus is calculated as a percentage of base compensation and can range from 10% to 35% for non-executive officers and from 25% to 50% for executive officers. For non-executive officers, the bonus is tied to achievement of quarterly objectives agreed to by the employee and their manager. For executive officers, the bonus is tied to achievement of annual planned operating profit or revenue and achievement of quarterly objectives. Typically, 70% of an executive officer's bonus is tied to achievement of annual planned profit and 30% to achievement of quarterly objectives. To date, no executive officer has received any portion of a bonus tied to operating profitability.